Exhibit 99.B.(p)(17)

FULLER & THALER ASSET MANAGEMENT, INC.

CODE OF ETHICS

Revised June 2005

To ensure the highest standards of integrity are maintained at all time, and to avoid possible conflicts of interest in carrying out our responsibilities to the clients of Fuller & Thaler or the public, and to avoid violating applicable securities laws, no employee will use their position, or the knowledge gained from their position, to create a conflict between their personal interest and those of Fuller & Thaler, or any client of Fuller & Thaler.

Fuller & Thaler is a fiduciary for the accounts it manages.  Because of this fiduciary relationship Fuller & Thaler wants to avoid even the appearance that Fuller & Thaler’s employees receive any improper benefit from information about account holdings or trading.

EXPECTATION OF COMPLIANCE WITH CODE OF ETHICS

Fuller & Thaler expects employees to comply with the spirit of the Code of Ethics (or “Code”), as well as the specific rules contained in the Code.  Fuller & Thaler treats violations of this Code (including violations of the spirit of the Code) seriously.  The Securities and Exchange Commission will also take violations of this Code seriously.  If you violate either the letter or the spirit of this Code, Fuller & Thaler may require disgorgement of trading gains, restrict or eliminate your personal trading privileges, cut your compensation, demote you or suspend or terminate your employment.  Improper trading activity can constitute a violation of this Code.

You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if client accounts are not harmed by your conduct.  If you have any doubt or uncertainty about what the Code requires or permits, you should ask the Chief Compliance Officer.

Fuller & Thaler will provide each employee with a copy of this Code of Ethics, any amendments to the Code, acknowledgement forms.  You are expected to return a written acknowledgment to indicate your receipt of this Code and of any amendments to it.

As you read this Code, any reference to Chief Compliance Officer means “Chief Compliance Officer or delegate, or in their absence Chief Operating Officer or President”.  So if the Chief Compliance Officer or their delegate is unavailable, you may turn to the Chief Operating Officer or in their absence the President of the firm for any question you may have or compliance service you may require.  You are expected to follow compliance procedures and to seek solutions to compliance issues that may arise from time to time.  If the Chief Compliance Officer is unavailable to assist you in a compliance matter this does not justify actions that would result in non-compliance with our Code of Ethics.

Terms in boldface type have special meanings as used in this Code.  To understand the Code, you need to read the definitions of these terms.  Definitions are listed at the end of the Personal Securities Transactions Policy section.

NON-COMPLIANCE WITH CODE OF ETHICS

Non-compliance with these policies will be considered a violation of Fuller & Thaler’s Code of Ethics.  The consequences of non-compliance will be commensurate with the violation(s) and may include any one or more of the following:

•                  Immediate disgorgement of any profits resulting from a personal securities transaction that was not pre-authorized with the proceeds being donated to charity

•                  A letter of warning to the employee with a copy in their personnel file

•                  Temporary or permanent restriction or suspension of personal trading privileges

•                  Impact on the employee’s compensation, or

•                  Demotion, suspension or termination of employment.

EMPLOYEE CONDUCT

Fuller & Thaler requires all employees comply with applicable Federal Securities Laws.  These requirements of these laws are incorporated into this Code of Ethics and the firm’s Compliance Manual.  All employees must report any violations of the Code of Ethics promptly to the Chief Compliance Officer.

No employee of Fuller & Thaler shall be permitted to:

•                  Employ any device, scheme or artifice to defraud any client

•                  Make to any client any untrue statement of a material fact or to omit material facts in order to mislead a client

•                  Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client, or

•                  Engage in any manipulative practice with respect to any client.

CONFLICTS OF INTEREST

Fuller & Thaler strives to maintain the highest standards of ethical conduct in all its relationships. The firm also expects its employees to hold these standards. It is equally important that employees exercise good moral judgment at all times and no employee shall do anything illegal in the performance of his or her job.  Employees should not put themselves in a position where someone could question the propriety of their actions from a legal, moral and/or conflict of interest standpoint.

Conflict of interest involves compromising or giving the appearance of compromising an employee’s business ethics. Fuller & Thaler perceives any undisclosed employee business activity that is inconsistent with Fuller & Thaler’s best business interest to be a conflict of interest. In order to avoid actual or potential conflicts of interest, employees should be aware of the standard of conduct expected in certain situations.  While we cannot list all possible conflicts, following are some areas that we expect employees to avoid:

Financial Disclosure

At the time of employment, each employee must make full disclosure of all known investments and financial interests in corporations or other business entities, which have any actual or potential business relationship with Fuller & Thaler (including any subcontractors or suppliers) or are in competition with the Fuller & Thaler.  Similarly, relationships with a consulting firm which renders services to Fuller & Thaler should also be disclosed.  This disclosure should include investments, financial interests, and business relationships maintained by any immediate family member of the employee.

Use of Fuller & Thaler Business Relationships

It is not permissible for any employee to take advantage of a business relationship established through Fuller & Thaler to elicit special consideration, extraordinary services, below-market pricing, etc. for a personal activity.  This rule does not preclude arms-length negotiations with an independent intermediary.  In the event an employee, on a direct basis, does use subcontractors or suppliers that Fuller & Thaler uses, the employee should make full disclosure to their manager.  No employee should seek discounts or other financial benefits from any person doing business with Fuller & Thaler by reason of such business; that is, employees should not use their firm affiliation to obtain concessions not otherwise available in exchange for any actual or implied commitment from Fuller & Thaler to do business with the concession grantor.

Acceptance of Tips, Gifts and Entertainment

Employees shall not accept valuable gifts, money, discounts, tips, entertainment, referral fees, finder’s fees, or any other financial reward or other favored personal treatment from a person doing business with Fuller & Thaler.  However, employees are allowed to accept occasional business meals which do not involve any lavish entertainment and do have a legitimate business purpose.

This rule should not preclude an employee from having a social relationship with a person doing business with Fuller & Thaler which may include the giving and receiving of items of financial value such as theater or sporting event tickets, small gifts, favors, and promotional items, provided the relationship is purely social and involves no expressed or implied business commitment, public disclosure would not embarrass Fuller & Thaler, the relationships are consistent with Fuller & Thaler’s business practices, the objects of value do not violate any applicable law and the value of them do not exceed $100.

In the event gifts of greater value are received under circumstances where it is not feasible to return the item, it should be turned over to the employee’s manager for disposition or use as corporate property.

Political Contributions

Employees of Fuller & Thaler may not make political contributions to any political party, politician or political candidate who is involved with client public funds.

Outside Activities

Employees are encouraged to participate in civic or trade associations provided such participation does not pose a conflict of interest with the employee’s position at Fuller & Thaler and does not interfere with the performance of the employee’s duties at Fuller & Thaler.

An employee must disclose any potential conflicts of interest to their manager as soon as the employee is aware of the potential conflict.  Their manager and/or the President will make a determination of the existence of such a conflict of interest.  If an actual or potential conflict is determined, Fuller & Thaler may take whatever disciplinary action appears appropriate according to the circumstances, up to, and including termination. Failure to disclose facts shall constitute grounds for disciplinary action.

INSIDER TRADING POLICY

Fuller & Thaler has established the following policies and procedures designed to detect and prevent insider trading.  Fuller & Thaler’s policy applies to every employee and extends to activities within and outside their duties at Fuller & Thaler.  All employees must read, understand and comply with the following procedures.  If, after reviewing this policy statement, you have any questions you should consult the Chief Compliance Officer.

Fuller & Thaler forbids any employee from trading (either personally or on behalf of others including accounts managed by Fuller & Thaler) on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)              Trading by an insider, while in possession of material nonpublic information, or

2)              Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)              Communicating material nonpublic information to others. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad.  It includes employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.   According to the United States Supreme Court, a company must expect a temporary insider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that employees should consider material includes, but is not limited to:

•                  Dividend changes

•                  Earnings estimates

•                  Changes in previously released earnings estimates

•                  Significant merger or acquisition proposals or agreements

•                  Major litigation

•                  Liquidation problems, and

•                  Extraordinary management developments.

Material information does not have to relate to a company’s business.  For example, the United States Supreme Court has held that certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security constituted material information.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally available to the public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•                  Civil injunctions

•                  Treble damages

•                  Disgorgement of profits

•                  Jail sentences

•                  Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•                  Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by Fuller & Thaler, including dismissal of the person(s) involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the employees of Fuller & Thaler in avoiding insider trading, and to aid Fuller & Thaler in preventing, detecting and imposing sanctions against insider trading.  If you have any questions about these procedures you should consult the Chief Compliance Officer.

Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by Fuller & Thaler, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

I.                 Is the information material?  Is this information that an investor would consider important in making an investment decision?  Is this information that would substantially impact the price of a security if generally disclosed?

II.             Is the information nonpublic? To whom has this information been provided?  Has the information been effectively communicated to the public by being published in

Bloomberg, Reuters, The Wall Street Journal or other publications or data services of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, you should take the following steps:

1)              Report the matter immediately to the Chief Compliance Officer

2)              Do not purchase or sell the securities on behalf of yourself, others, or for accounts managed by Fuller & Thaler.

3)              Do not communicate the information to others.

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Resolving Issues Concerning Insider Information

If, after consideration of the items set forth here, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss the issue with the Chief Compliance Officer before trading or communicating the information to anyone.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Fuller & Thaler, except as provided in the above paragraphs.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

PERSONAL SECURITIES TRANSACTIONS POLICY

Fuller & Thaler allows its employees and the members of employees’ Family/Household to maintain personal securities accounts provided any such personal securities trading is conducted in accordance with the following policies and procedures.

These policies and procedures apply to securities trading in which an employee or a member of an employees’ Family/Household hold Beneficial Interest.  These policies only apply to personal securities transactions of Reportable Securities.  Employees are responsible for understanding all aspects of this policy and all definitions, listed below.  Ask the Compliance Officer for any clarification.

Prohibited Personal Securities Transactions

No employee of Fuller & Thaler shall be permitted:

•                  To purchase a security within three (3) business days after the security has been approved for purchase and is being actively traded in client portfolios

•                  To sell a security within three (3) business days after the security has been sold in any client portfolio

•                  To purchase an IPO

•                  To participate in an investment club

•                  Engage in a Private Placement (a/k/a “limited offering”) without prior written approval of the Chief Compliance Officer

•                  Trade excessively (trading which is judged to interfere with one’s job responsibilities)

•                  Place an order which is good for more than one day (a “good-till-canceled order”), or

•                  Buy or sell a security of any entity to which Fuller & Thaler provides investment management services EXCEPT for trades in Managed Funds to the extent permissible by this Policy.

Personal Securities Transactions Pre-Approval Process

Prior to entering any order for a personal securities transaction in a Reportable Security, employees must submit to the Chief Compliance Officer a written request regarding the proposed transaction using the Personal Securities Transaction Authorization Form located on the firm’s common, or “X:”, Drive.  If the Chief Compliance Officer is not available, an employee must seek the approval of the Chief Operating Officer.  Any Reportable Securities transactions requested by the Chief Compliance Officer must be approved by the Chief Operating Officer.

The reviewer of personal securities transactions determines whether or not transactions are permissible based on the criteria in Prohibited Personal Securities Transactions section, above. Approvals and denials of permitted transactions will be documented in writing.  All approved or denied requests will be maintained in a confidential file.

Reporting

All employees of Fuller & Thaler must submit reports of transactions and holdings of Reportable Securities according to the following guidelines.  The Chief Compliance Officer will review all employees’ holdings and transactions reports to determine if employees are in compliance with this Code of Ethics.

Initial Holdings Reporting No later than 10 days after you become an employee, you must file with the Chief Compliance Officer an Initial Holdings Form.  This form requires you to list all Reportable Securities in which you or members of your Family/Household have Beneficial Interest.  It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household.  The information may be no older than 45 days prior to the date you became an employee.  Furthermore, this form requires you to confirm that you have read and understand this Code that you understand that it applies to you and members of your Family/Household.

Quarterly Transaction Reporting No later than 25 days after the end of March, June, September and December each year, every employee must provide to the Chief Compliance Officer a Personal Securities Quarterly Transactions Form.  This form requires you to report all transactions made during the quarter of Reportable Securities in which you or a member of your Family/Household had Beneficial Interest.

The Personal Securities Quarterly Transaction Form also requires you to list all new accounts established, since last quarterly reporting, at brokers, dealers and banks by you or a member of your Family/Household in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household.

Annual Holdings Reporting No later than 25 days after the end of each year, you must file with the Chief Compliance Officer an Annual Holdings Form.  This Form requires you to list all Reportable Securities in which you or a member of your Family/Household had Beneficial Interest as of December 31 of the year just ended.  It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household as of a date not preceding December 15 of the year just ended.

Brokerage Statements

Employees of Fuller & Thaler who elect to make personal securities transactions may, in lieu of providing transaction and holdings detail on the reports noted above, provide copies of brokerage or account type statements and/or trade confirmations for accounts in which Reportable Securities are maintained.  Statements should be provided together with the forms noted above and according to the deadlines for those forms.

Managed Funds

Fuller & Thaler provides investment management advice to clients that are investment companies registered under the Investment Company Act of 1940 (“mutual funds”), limited partnerships and limited companies (together “hedge funds”).  Fuller & Thaler is also general partner to hedge funds.  Together, for the purposes of this Code, these types of fund clients are called “Managed Funds”.   The firm is deemed to have control over these funds because of the services the firm provides to them.  Additionally, the firm possesses insider knowledge of these funds’ investments, investment strategies, and management.

Fuller & Thaler employees and members of their Family/Household are permitted to trade Managed Funds in accounts for which they hold Beneficial Interest.  Because the firm possesses insider knowledge of these funds has control over these funds, special considerations must be made by the firm when allowing employees and members of their Family/Household to trade Managed Funds.  The personal securities transactions policy for Managed Funds is designed to prevent misuse of insider information and control authority an employee may have over Managed Funds.

As such, all aspects of Fuller & Thaler’s Personal Securities Transactions Policy apply to Managed Funds investments in any account for which an employee or member of their Family/Household hold Beneficial Interest. One EXCEPTION to this policy is that employees are not required to pre-clear regular, scheduled (such as monthly) purchases of Managed Funds.  These types of transactions may occur in an employee’s 401(k) account.  However, any ACTIVE trades of Managed Funds must be pre-cleared.  Active trades include unscheduled purchases or sales of Managed Funds and rebalancing of Managed Fund holdings in an employees’ 401(k) account.  For example, if an employee wished to move their 401(k) holdings in to or out of a Managed Fund, this type of trade must be pre-cleared in the manner this Prohibited Personal Securities Transactions policy prescribes.

Mixed Accounts

A “Mixed Account” is a limited partnership or other pooled investment vehicle, advised by Fuller & Thaler, where board members, officers and employees of Fuller & Thaler (and members of their Family/Household) collectively own or hold, directly or indirectly, beneficial interest in the profits or losses therein.  Employees are required to disclose holdings of Mixed Accounts according to the reporting provisions of this Code.

Securities within these accounts may be traded “on par”, but not ahead of, other client accounts; or may be traded independently from other client accounts; and without pre-approval, PROVIDED THAT:

1.               Trades must be done as block trades

a)              simultaneously with trades in other client account(s),  and

b)             last in an order for trades that may not be completed at the same time (e.g., trading an illiquid security over a number of days); or,

2.               If trading a security that no other account is trading

a)              such trade may not be placed less than three days before or after any trade of that security in any client account, unless trade in client account is directed by client, and

b)             prior to placing trade, Trader is required to ascertain from all Portfolio Managers whether or not the security is anticipated for trading in any other client account within three days and refrain from trading in Mixed Account(s) if so.

3.               No IPOs are permitted.

4.               Investments in Private Placements must be approved, in advance, by the Chief Compliance Officer.

Exceptions to Personal Securities Transactions Prohibitions

The prohibitions of this Code do not apply to the following transactions:

1.               Purchases or sales of Exchange Traded Index Shares (ETFs). For the purposes of this policy, transactions in ETFs shall be regarded in the same manner as open-end mutual funds.  HOWEVER, holdings of ETFs must be reported in a manner consistent with this policy, as described above.

2.               Purchases or sales that are non-volitional on the part of either the employee (or Family/Household member), including purchases or sales upon the exercise of puts or calls written by the employee (or Family/Household member) and sales from a margin account pursuant to a bona fide margin call.

3.               Purchases made solely under, and with the dividend proceeds received in, a dividend reinvestment plan.

4.               Purchases by an employee of Reportable Securities issued by the employee’s employer under an automatic payroll deduction plan.

5.               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

Other Persons to Whom Personal Securities Transactions Policy Applies

Any person contracted or otherwise employed, even temporarily, by Fuller & Thaler who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Reportable Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases or sales for any client account must abide by these policies and procedures.

Definitions

These terms have special meanings in this Code of Ethics:

Federal Securities Laws

Private Placement

Beneficial Interest

Reportable Security/Reportable Securities

Family/Household

The special meanings of these terms as used in this policy are explained below.  Some of these terms (such as “beneficial interest”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings.  For example, “beneficial interest” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT:  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Private Placement For the purposes of this policy, a private placement is defined to be any security such as a stock, bond, or derivative instrument which is exempt from the registration requirements of the SEC.  ..

Beneficial Interest means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which a person exercises investment discretion (other than for a client of the Fuller & Thaler with which the person is associated), even if the person does not share in the profits of the transaction.  Beneficial Interest is a very broad concept.  Some examples of forms of Beneficial Interest include:

•                  Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•                  Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•                  Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.

•                  Securities in a person’s individual retirement account.

•                  Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•                  Securities owned by a trust of which the person is either a trustee or a beneficiary.

•                  Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Interest for purposes of this policy.  You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Interest in any particular situation.

Reportable Security/Reportable Securities means anything that is considered a “security” under the Investment Company Act of 1940, such as any stock, note, treasury stock, security future, bond, limited partnership, hedge fund, or debenture EXCEPT, for the purposes of this Code:

•                  Direct obligations of the U.S. Government

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

•                  Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), EXCLUDING any such company to which Fuller & Thaler provides investment advice (a “Managed Fund” as described above), and

•                  Shares of publicly traded Exchange Traded Funds (“ETFs”) that are organized as open-end investment funds or that invest only in open-end investment funds.  However, ETFs such as SPDR and QQQQ that are organized as Unit Investment Trusts ARE Reportable Securities.

This is a very broad definition of security.  It includes most kinds of investment instruments, such as including things that you might not ordinarily think of as “securities,” such as:

•                  Options on securities, on indexes and on currencies

•                  Any put, call, straddle, or privilege on any security or group or index of securities, or entered into on a national securities exchange relating to foreign currency.

•                  Investments in all kinds of limited partnerships or hedge funds, including any for which Fuller & Thaler is general partner or investment advisor

•                  Investments in foreign unit trusts and foreign mutual funds, and

•                  Investments in private investment funds and investment clubs.

For purposes of this policy, a “Reportable Security being purchased” by an account means any Reportable Security that (1) within the most recent three days has been purchased by a client’s account, or (2) is being or has been considered for purchase for a client’s account.

Family/Household Members of your Family/Household include:

•                  Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

•                  Your children under the age of 18.

•                  Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•                  Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code covers securities transactions in which members of your Family/Household have Beneficial Interest.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support.  Second, members of your household could, in some circumstances, learn of information regarding Fuller & Thaler’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

RECORDKEEPING

Fuller & Thaler will keep copies of its Codes of Ethics, records of violations and actions taken as a result thereof, and copies of supervised persons’ acknowledgement of receipt of the code in an easily accessible location for five years, the first two years of which in the firm’s offices.  Codes of Ethics will be retained for five years after the date on which they were last in effect.  Employee Code acknowledgements will be retained for five years after the person ceases to be an employee. A list of employees and other persons to whom the Code applies within the past five years will be retained by the Chief Compliance Officer.